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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM U-1/A

                ------------------------------------------------



                                 AMENDMENT NO. 1

                                       TO

                                   APPLICATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ------------------------------------------------


                       Houston Industries Incorporated and
                        Houston Lighting & Power Company
                            Houston Industries Plaza
                           1111 Louisiana, 47th Floor
                             Houston, TX 77002-5231

                     (Name of company filing this statement
                   and address of principal executive offices)
                ------------------------------------------------

                                      None
                     (Name of top registered holding company
                     parent of each applicant or declarant)
                ------------------------------------------------


                                 Hugh Rice Kelly
                    Senior Vice President and General Counsel
                         Houston Industries Incorporated
                            Houston Industries Plaza
                           1111 Louisiana, 47th Floor
                             Houston, TX 77002-5231

                   (Names and addresses of agent for service)
                ------------------------------------------------


                    The Commission is also requested to send
                 copies of any communications in connection with
                                 this matter to:

James R. Doty                                          Stephen A. Massad

Baker & Botts, L.L.P.                                  Baker & Botts, L.L.P.
The Warner                                             One Shell Plaza
1299 Pennsylvania Avenue, N.W.                         910 Louisiana Street
Washington, D.C. 20004-2400                            Houston, TX 77002-4995



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         Houston Industries Incorporated and Houston Lighting & Power Company
are filing this Amendment No. 1 in order to revise the list of exhibits set forth in Item 6 of this Form and to file certain additional exhibits with the Securities and Exchange Commission.



ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS.

Exhibits
--------
Exhibit A:  Agreement and Plan of Merger (attached as Appendix A to the Form S-4
            Registration Statement attached as Exhibit B hereto)*
Exhibit B:  Form S-4 Registration Statement of HI (Commission File
            Number 1-7629) and HL&P (Commission File Number 1-3187), filed on September 4, 1996*
Exhibit C:  1995 State-by-State Gross Operating Utility Revenues*
Exhibit D:  Notice pursuant to 17 C.F.R. ss. 250.23(f)*
Exhibit E:  Certain Orders of State Regulators:
            E.1. Order, dated November 6, 1996, of the Arkansas Public Service
                 Commission conditionally approving the Merger
            E.2. Final Order, dated October 15, 1996, of the Corporation
                 Commission of the State of Oklahoma approving the Merger
            E.3. Final Order Approving Merger Transaction, dated December 11,
                 1996, of the Public Service Commission of the State of
                 Mississippi
            E.4. Letter of Non-Opposition to the Merger, dated December 23,
                 1996, of the Louisiana Public Service Commission
Exhibit F:  Opinion of Counsel**
---------
 * Previously filed.
** Not applicable.


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                                    SIGNATURE

                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


Date:  January 15, 1997            Houston Industries Incorporated




                                   By: /s/ HUGH RICE KELLY
                                       -----------------------------------
                                       Hugh Rice Kelly
                                       Executive Vice President, General Counsel
                                       and Corporate Secretary


                                   Houston Lighting & Power Company



                                   By: /s/ HUGH RICE KELLY
                                       -----------------------------------
                                       Hugh Rice Kelly
                                       Executive Vice President, General Counsel
                                       and Corporate Secretary





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                                  EXHIBIT INDEX

Exhibit A:  Agreement and Plan of Merger (attached as Appendix A to the Form S-4
            Registration Statement attached as Exhibit B hereto)*
Exhibit B:  Form S-4 Registration Statement of HI (Commission File
            Number 1-7629) and HL&P (Commission File Number 1-3187), filed on September 4, 1996*
Exhibit C:  1995 State-by-State Gross Operating Utility Revenues*
Exhibit D:  Notice pursuant to 17 C.F.R. ss. 250.23(f)*
Exhibit E:  Certain Orders of State Regulators:
            E.1. Order, dated November 6, 1996, of the Arkansas Public Service
                 Commission conditionally approving the Merger
            E.2. Final Order, dated October 15, 1996, of the Corporation
                 Commission of the State of Oklahoma approving the Merger
            E.3. Final Order Approving Merger Transaction, dated December 11,
                 1996, of the Public Service Commission of the State of
                 Mississippi
            E.4. Letter of Non-Opposition to the Merger, dated December 23,
                 1996, of the Louisiana Public Service Commission
Exhibit F:  Opinion of Counsel**
---------
 * Previously filed.
** Not applicable.